Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS FOURTH QUARTER AND

2015 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 9, 2016 - GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the fourth quarter and year ended December 31, 2015. For the year ended December 31, 2015, the company reported a net loss of $6.5 million, or $0.39 per share, compared with a net loss of $2.5 million, or $0.16 per share, for the year ended December 31, 2014. The company ended the year with $8.7 million in cash, cash equivalents, and investments.

“During 2015, CGF166 moved into the dose escalation portion of the Phase 1/2 trial in patients with severe hearing loss. In early January after a total of nine patients had been treated, we were notified by our partner Novartis that enrollment had been paused based on a review of data by the trial's Data Safety Monitoring Board in accordance with prespecified criteria in the protocol,” said Douglas J. Swirsky, president and CEO of GenVec. “It is important to note that we are not aware of any significant adverse events in the trial, and while there is no certainty, we believe that enrollment in the dose escalation portion will resume in the coming months. As a result, we believe that the trial will be completed sometime in 2017 as previously expected.”

“During 2015 and early 2016, we accomplished a great deal to ramp up GenVec’s business development capabilities and focused our efforts on partnering with the goal of maximizing the value of our AdenoVerse™ gene delivery and manufacturing platform,” Mr. Swirsky continued. “We advanced our work on a second-generation neural stem cell-based cancer treatment with our partner TheraBiologics, and strengthened our intellectual property portfolio, adding patents key to protecting and enabling work with our new gorilla and monkey adenovectors. These vectors are highly suited to the development of molecular vaccines and some of the newer gene-based medicine strategies, such as CAR-T and CRISPR/Cas-9. Last but not least, we’ve kept our operations lean and highly efficient, with a clear understanding that the task at hand is to maintain a low cash burn rate and build value through collaborations.”

2016 Guidance

For 2016, GenVec anticipates a cash burn between $6 million and $7 million for 2016 and believes its existing resources are sufficient to fund operations into the second quarter of 2017.

2015 Financial Results

For 2015, revenue decreased 85% to $0.9 million from $6.0 million in 2014, a decrease in revenue for the year of $5.1 million versus the prior year. The decline was primarily the result of milestone payments totaling $5 million from Novartis in 2014; continuation of the CGF166 clinical trial enrollment during 2015 did not trigger additional milestone payments. Additionally, there was a $0.2 million reduction in revenues year-over-year from our work under the contract with the DHS related to our animal health program that was completed in February 2015.

Operating expenses for 2015 decreased 13% to $7.5 million from $8.6 million in 2014. General and administrative expenses decreased 22% to $4.9 million in 2015 from $6.3 million in 2014. In 2015, lower expenses were primarily attributable to the relocation of our corporate offices in 2014 and lower professional costs. These reduced costs were partially offset by increased personnel costs in 2015 as compared to 2014, incurred primarily to enhance GenVec’s business development capabilities.

Research and development expenses increased 13% to $2.6 million in 2015 from $2.3 million in 2014, primarily attributable to increased personnel costs.

Fourth Quarter 2015 Results

For the fourth quarter ended December 31, 2015, GenVec reported a net loss of $1.6 million, or $0.10 per share, compared with net income of $1.7 million, or $0.11 per share, for the comparable prior year period.

The company reported revenues of $0.2 million in the fourth quarter of 2015 compared to $3.5 million for the same period in 2014. The first patient was treated in Novartis’ Phase 1/2 clinical trial of CGF166 in October 2014, triggering a payment of $3 million to GenVec. No milestone payment was realized in the fourth quarter of 2015. Additionally, we experienced a $0.1 million reduction in fourth quarter 2015 revenue for services performed for Novartis in connection with this program as compared to the comparable prior year period. Our work under the contract with the DHS related to our animal health program was completed in February 2015; as a result we experienced reduced revenues of $0.2 million in the fourth quarter of 2015 as compared to the comparable prior year period.

Operating expenses in the fourth quarter of 2015 were $1.8 million, which is comparable to the prior year period. General and administrative expenses in the fourth quarter of 2015 were $1.3 million, which is an increase of 2% and is comparable to the prior year period. Research and development expenses decreased 7% in 2015 from $0.6 million in the fourth quarter of 2014 to $0.5 million in the fourth quarter of 2015 primarily resulting from lower professional costs.

Cash Position

As of March 3, 2016, the company had $7.2 million in cash, cash equivalents, and investments (unaudited).

Conference Call Information

GenVec will hold a conference call today at 10:00 a.m. EST to discuss the company’s financial results and 2016 business outlook. To listen to the live conference call, please dial 1-877-407-4019 (U.S. or Canada) or +1 201-689-8337 (international). An audio replay of the conference call will be available starting at 1:00 p.m. EST on March 9, 2016 through March 16, 2016. To listen to the audio replay, dial 1-877-660-6853 or +1 201-612-7415 (international) and use access code 13630958.

A live webcast of the conference call will be available on the company’s website and will be archived for 90 days. To access the webcast or the replay, go to www.genvec.com and click on the Media tab, then select Presentations from the drop-down menu.

GenVec is a clinical-stage gene delivery company focused on developing a pipeline of cutting-edge therapeutics and vaccines using its proprietary AdenoVerse™ gene delivery platform. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to its internal and partnered pipeline, the company is also focused on opportunities to license its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program, business strategy, expansion of the reach of GenVec’s technology platform, and expectations regarding cash burn, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program or of the interest or success of other potential or existing third-party collaborators, as well as unexpected business expenses or opportunities.  Further information on the factors and risks that could affect GenVec’s business, financial condition and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

Rena Cohen
(240) 632-5501

ir@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)
	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues	$160	$3,529	$885	$6,041

Operating expenses:
General and administrative	1,282	1,258	4,901	6,314
Research and development	523	563	2,551	2,264
Total operating expenses	1,805	1,821	7,452	8,578

Operating income/(loss)	(1,645)	1,708	(6,567)	(2,537)

Other income:
Interest and other income, net	3	8	22	22

Net income/(loss)	$(1,642)	$1,716	$(6,545)	$(2,515)

Basic and diluted net income/(loss) per share	$(0.10)	$0.11	$(0.39)	$(0.16)

Shares used in computation of basic and diluted net income/(loss) per share	17,264	16,540	16,778	15,827

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)

	As of December 31,
	2015	2014
	(unaudited)
Cash, cash equivalents and investments	$8,676	$14,692
Working capital	7,393	13,014
Total assets	9,463	15,609
Stockholders’ equity	7,680	13,298

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